Exhibit 10.1

Execution Version

$713,770,123

CREDIT AGREEMENT (2008-B)

dated as of May 2, 2008

by and among

ACS 2008-1 LIMITED,

and

ACS AIRCRAFT FINANCE IRELAND 3 LIMITED,
as Borrowers,

CALYON NEW YORK BRANCH,
As Sole Bookrunner,

HSH NORDBANK AG, NEW YORK BRANCH
KfW IPEX-BANK GmbH,
DVB BANK AG,
CALYON NEW YORK BRANCH,
as Lenders,

CALYON NEW YORK BRANCH,
as Facility Agent,

CALYON NEW YORK BRANCH,
HSH NORDBANK AG, NEW YORK BRANCH
KfW IPEX-BANK GmbH,
DVB BANK AG,
as Joint Lead Arrangers,

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

Table of Contents

Page

ARTICLE I
Definitions and Terms

1.1.	Definitions	1
1.2.	Rules of Interpretation	10

ARTICLE II
The Term Loan Facility

2.1.	Loans	11
2.2.	Payment of Interest	12
2.3.	Payment of Principal	12
2.4.	Manner of Payment	12
2.5.	Deficiency Advances	12
2.6.	Use of Proceeds	12

ARTICLE III
[RESERVED]

ARTICLE IV
Change in Circumstances

4.1.	Requirements of Law	13
4.2.	Limitation on Types of Loans	14
4.3.	Illegality	14
4.4.	Treatment of Affected Loans	14
4.5.	Compensation	15
4.6.	Taxes	15
4.7.	Directed Sale	18

ARTICLE V
Conditions to Making Loans

5.1.	Conditions of Making Loans	19

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

ARTICLE VII
The Facility Agent

7.1.	Appointment, Powers, and Immunities	21
7.2.	Reliance by Facility Agent	22
7.3.	Defaults	23
7.4.	Rights as Lender	23
7.5.	Indemnification	23
7.6.	Non-Reliance on Facility Agent and Other Lenders	23
7.7.	Resignation of Facility Agent	24

i

7.8.	Fees	24

ARTICLE VIII
Miscellaneous

8.1.	Assignments and Participations	24
8.2.	Notices	26
8.3.	Right of Set-off; Adjustments	26
8.4.	Survival	27
8.5.	Expenses	27
8.6.	Amendments and Waivers	27
8.7.	Counterparts	28
8.8.	Return of Funds	28
8.9.	Indemnification; Limitation of Liability	29
8.10.	Joint Lead Arrangers	29
8.11.	Severability	30
8.12.	Entire Agreement	30
8.13.	Payments	30
8.14.	Confidentiality	30
8.15.	Governing Law; Waiver of Jury Trial	30
8.16.	Judgment Currency	31
8.17.	USA PATRIOT Act	32

ii

EXHIBITS

EXHIBIT A	Applicable Commitment Percentages
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C	Warehouse Intercreditor Agreement
EXHIBIT D	Form of Borrowing Notice
EXHIBIT E	Irish Intercreditor Agreement
EXHIBIT F	Bermudian Intercreditor Agreement
EXHIBIT G	[Reserved]
EXHIBIT H	Administrative Agency Agreement
EXHIBIT I	Irish Remarketing Services Agreements
EXHIBIT J	Bermuda Remarketing Services Agreement
EXHIBIT K	Security Agreement
EXHIBIT L	Initial Liquidity Facility
EXHIBIT M	Bermudian Purchase Agreement
EXHIBIT N	Irish Purchase Agreement
EXHIBIT O-1	Milbank, Tweed, Hadley & McCloy LLP Legal Opinion
EXHIBIT O-2	KPMG Legal Opinion
EXHIBIT O-3	A&L Goodbody Legal Opinion
EXHIBIT O-4	Conyers Dill & Pearman Legal Opinion
EXHIBIT O-5	Conyers Dill & Pearman Legal Opinion
EXHIBIT O-6	Daugherty, Fowler, Peregrin, Haught & Jensen Legal Opinion
EXHIBIT O-7	Morris, James, Hitches & Williams Legal Opinion
EXHIBIT O-8	Advokatfirman Hammarskiold & Co Legal Opinion
EXHIBIT O-9	Ray, Quinney & Nebekers Legal Opinion
EXHIBIT P	Letter Agreement

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (2008-B), dated as of May 2, 2008 (the “Agreement”), made by and among ACS 2008-1 LIMITED, an exempted company incorporated and existing under the laws of Bermuda (“ACS Bermuda”), and ACS AIRCRAFT FINANCE IRELAND 3 LIMITED, an Irish private limited liability company (“ACS Ireland”) (each a “Borrower” and collectively, the “Borrowers”), each lender from time to time party hereto, and their successors and permitted assigns, (a “Lender”, collectively the “Lenders”), CALYON NEW YORK BRANCH (“Calyon”), as sole bookrunner, and in its capacity as Facility Agent for the Lenders (in such capacity, and together with any successor Facility Agent appointed in accordance with the terms of Section 7.7, the “Facility Agent”) and HSH NORDBANK AG, NEW YORK BRANCH, KfW IPEX-BANK GmbH, DVB BANK AG and CALYON NEW YORK BRANCH as joint lead arrangers (in such capacity, the “Joint Lead Arrangers”);

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders make available to the Borrowers a term loan facility of up to $713,770,123, the proceeds of which are to be used solely to finance or refinance the purchase by the Borrowers of Aircraft Interests (as defined below); and

WHEREAS, the Lenders are willing to make such term loan facility available to the Borrowers upon the terms and conditions set forth herein;

NOW, THEREFORE, the Borrowers, the Lenders and the Facility Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1.          Definitions.   For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

“ACS Bermuda” has the meaning assigned to such term in the preamble to this Agreement.

“ACS Ireland” has the meaning assigned to such term in the preamble to this Agreement.

“ACS Group Aircraft” has the meaning assigned to such term in the Intercreditor Agreements.

“ACS Group Member” has the meaning assigned to such term in the Intercreditor Agreements.

“Act” has the meaning assigned to such term in Section 8.17.

“Administrative Agency Agreement” means the administrative agency agreement dated the date hereof among ACS Ireland, ACS Bermuda, Aircastle Advisor LLC, the Facility Agent and Collateral Agent, in the form of Exhibit H to this Agreement.

“Administrative Agent” has the meaning assigned to such term in the Intercreditor Agreements.

“Affected Loans” has the meaning assigned to such term in Section 4.4.

“Affiliate” has the meaning assigned to such term in the Intercreditor Agreements.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Aircraft Interests” has the meaning assigned to such term in the Intercreditor Agreements.

“Applicable Borrower” means, with respect to any ACS Group Aircraft, the Borrower that has requested or received a Loan to enable such Borrower to finance or refinance its purchase of the Aircraft Interest in such ACS Group Aircraft.

“Applicable Commitment Percentage” means, with respect to each Lender at any time, the percentage in the Total Credit Commitment for each Lender as set forth in Exhibit A hereto; provided that the Applicable Commitment Percentage of each Lender may be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 8.1.

“Applicable Law” has the meaning assigned to such term in the Intercreditor Agreements.

“Applicable Lending Office” means, for each Lender, the “Lending Office” for such Lender (or of an Affiliate of such Lender) designated for such Loan on the signature pages hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Facility Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which its Loans are to be maintained.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit B hereto (with blanks appropriately filled in) delivered to the Facility Agent in connection with an assignment of a Lender’s interest hereunder pursuant to Section 8.1.

“Bankruptcy Default” means the occurrence of an Event of Default or Default described in Section 4.01(f) and (g) of the Intercreditor Agreements.

“Base Rate” means, for any day, the rate per annum equal to the sum of (a) the higher of (i) the Federal Funds Rate for such day and (ii) the Prime Rate for such day, plus (b) one-half of one percent (0.5%).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Base Rate Loan” means a Loan for which the rate of interest is determined by reference to the Base Rate.

“Benefited Lender” has the meaning assigned to such term in Section 8.3(b).

“Bermuda Aircastle Guarantee” means the Aircastle Limited guarantee in the form of Exhibit C to the Bermuda Purchase Agreement.

“Bermuda Intercreditor Agreement” means the intercreditor agreement, dated as of the date hereof among ACS Ireland, ACS Bermuda, Collateral Agent, the Facility Agent, the Administrative Agent and the Liquidity Facility Provider in the form of Exhibit F to this Agreement.

“Bermuda Remarketing Services Agreement” means the remarketing services agreement dated the date hereof among ACS Ireland, the Administrative Agent, ACS Bermuda and the Facility Agent in the form of Exhibit J to this Agreement.

“Bermudian Purchase Agreement” means the purchase agreement between ACS Bermuda and the sellers named therein, dated the date hereof in the form of Exhibit M to this Agreement.

“Board” means the Board of Governors of the Federal Reserve System (or any successor body).

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrowing Notice” means the notice delivered by a Responsible Officer in connection with the Loan under the Term Loan Facility, in the form of Exhibit D to this Agreement.

“Business Day” has the meaning assigned to such term in the Intercreditor Agreements.

“Calyon” has the meaning assigned to such term in the preamble to this Agreement.

“Class E Security” has the meaning assigned to such term in the Intercreditor Agreements.

“Closing Date” means the date on which the conditions set forth in Article V have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated or rulings issued thereunder.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Collateral Agent” has the meaning assigned to such term in the Intercreditor Agreements.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make a Loan to each Borrower up to an aggregate principal amount not to exceed such Lender’s Applicable Commitment Percentage of the Total Credit Commitment.

“Competitor” has the meaning assigned to such term in the Remarketing Services Agreements.

“Credit Outstandings” means, as of any date of determination, the aggregate principal amount of all Loans then outstanding.

“Default” has the meaning assigned to such term in the Intercreditor Agreements.

“Deficiency Advance” has the meaning assigned to such term in Section 2.5.

“Delivered” has the meaning assigned to such term in the Intercreditor Agreements.

“Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.

“Encumbrance” has the meaning assigned to such term in the Intercreditor Agreements.

“Engine” has the meaning assigned to such term in the Intercreditor Agreements.

“Eurodollar Rate” means the interest rate per annum calculated according to the following formula:

Eurodollar		Interbank Offered Rate		1.75%
Rate	=	1- Reserve Requirement	+

“Eurodollar Rate Loan” means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate.

“Event of Default” has the meaning assigned to such term in the Intercreditor Agreements.

“Facility Agents” has the meaning given to such term in the first recital to this Agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Facility Agent (in its individual capacity) on such day on such transactions as determined by the Facility Agent.

“Fiscal Year” means the twelve-month fiscal period of the Parent and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“GAAP” or “Generally Accepted Accounting Principles” means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

“Governmental Authority” has the meaning assigned to such term in the Intercreditor Agreements.

“Hedge Breakage Costs” has the meaning assigned to such term in the Intercreditor Agreements.

“Hedge Provider” has the meaning assigned to such term in the Intercreditor Agreements.

“Holder” has the meaning assigned to such term in the Intercreditor Agreement.

“Indemnified Taxes” has the meaning assigned to such term in Section 4.6(a).

“Individual Aircraft Commitment Amount” has the meaning assigned to such term in the Intercreditor Agreements.

“Interbank Offered Rate” means, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary), to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (or, if no such comparable term is quoted, an interpolated rate as reasonably determined by the Facility Agent).  If for any reason such rate is not available, the term “Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on

Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

“Intercreditor Agreements” means each of the Irish Intercreditor Agreement and the Bermuda Intercreditor Agreement.

“Interest Period” has the meaning set forth in the Intercreditor Agreements.

“Irish Aircastle Guarantee” means the Aircastle Limited guarantee in the form of Exhibit C to the Irish Purchase Agreement.

“Irish Intercreditor Agreement” means the intercreditor agreement, dated as of the date hereof among ACS Ireland, ACS Bermuda, Collateral Agent, the Facility Agent, the Administrative Agent and the Liquidity Facility Provider in the form of Exhibit E to this Agreement.

“Irish Purchase Agreement” means the purchase agreement between ACS Ireland and the sellers named therein, dated the date hereof, in the form of Exhibit N to this Agreement.

“Irish Remarketing Services Agreement” means the remarketing services agreement dated the date hereof among ACS Ireland, the Administrative Agent, ACS Bermuda, Aircastle Advisor (Ireland) Limited and the Facility Agent in the form of Exhibit I to this Agreement.

“Joint Lead Arrangers” has the meaning given to such term in the preamble to this Agreement.

“Lender” has the meaning given to such term in the preamble to this Agreement.

“Lending Party” has the meaning assigned to such term in Section 8.14.

“Letter Agreement” means the letter agreement between the guarantors named therein and the Facility Agent in the form of Exhibit P to this Agreement.

“LIBOR Break Costs” means any loss, cost or expense incurred by any Lender as a result of: (a) any continuation, conversion, payment or prepayment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert a Eurodollar Rate Loan on the date or in the amount notified by the Borrower, or (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 4.7.

“Liquidity Facility” means the revolving credit agreement dated the date hereof among the Borrowers, the Liquidity Facility Provider and the Administrative Agent in the form of Exhibit L to this Agreement.

“Liquidity Facility Provider” has the meaning assigned to such term in the Intercreditor Agreements.

“Loan” or “Loans” means each borrowing pursuant to a Loan under the Term Loan Facility in accordance with Article II.

“Material Adverse Change” means any material adverse change (i) in the business, condition (financial or otherwise), operations or performance or prospects of Aircastle Limited since September 30, 2007 or (ii) any material adverse change in the commercial aviation financing market since March 31, 2008.

“Notes” has the meaning assigned to such term in the Intercreditor Agreements.

“Obligations” has the meaning assigned to such term in the Intercreditor Agreements.

“Operating Bank” has the meaning assigned to such term in the Intercreditor Agreements.

“Operating Circular” means an operating circular issued by the Federal Reserve Bank.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or other legally authorized incorporated or unincorporated entity, (i) the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership, trust agreement or other applicable organizational or charter documents relating to the creation of such entity which will, in each case, contain provisions reasonably satisfactory to the Lenders to ensure such entity’s bankruptcy remoteness, including provisions relating to the appointment of a special member or independent director, the consent of which will be required to approve any decisions related to bankruptcy matters and (ii) the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

“Other Taxes” has the meaning assigned to such term in Section 4.6(b).

“Payment Dates” has the meaning assigned to such term in the Intercreditor Agreements.

“Person” has the meaning assigned to such term in the Intercreditor Agreements.

“Pledged Aircraft Interest” has the meaning assigned to such term in the Security Agreement.

“Pledged Beneficial Interest” has the meaning assigned to such term in the Security Agreement.

“Pledged Shares” has the meaning assigned to such term in the Security Agreement.

“Prime Rate” means the per annum rate of interest established from time to time by the Reference Bank as its prime or reference rate, which rate may not be the lowest rate of interest charged by the Reference Bank to its customers.

“Principal Office” means the principal office of the Facility Agent presently located at 1301 Avenue of the Americas, New York, New York 10019 or such other office and address as the Facility Agent may from time to time designate.

“Purchase Agreements” means the Bermudian Purchase Agreement and the Irish Purchase Agreement.

“Qualifying Lender” has the meaning assigned to such term in the Intercreditor Agreements.

“Reference Bank” means Calyon.

“Register” has the meaning assigned to such term in Section 8.1(b).

“Regulation A” means a Regulation A circular issued by such Federal Reserve Bank.

“Regulation D” means Regulation D of the Board as the same may be amended or supplemented from time to time.

“Related Documents” has the meaning assigned to such term in the Intercreditor Agreements.

“Remarketing Services Agreements” means Irish Remarketing Services Agreement and the Bermuda Remarketing Services Agreement.

“Replaced Lender” has the meaning assigned to such term in Section 4.7.

“Replacement Notice” has the meaning assigned to such term in Section 4.7.

“Required Lenders” means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating more than 50% of the aggregate Credit Exposures of all the Lenders on such date.  For purposes of the preceding sentence, the amount of the “Credit Exposure” of each Lender shall be equal at all times (a) other than following the occurrence and during the continuance of an Event of Default, to the principal amount of its Loans held during such period; and (b) following the occurrence and during the continuance of an Event of Default, to the aggregate principal amount of such Lender’s Applicable Commitment Percentage of Credit Outstandings; provided that, for the purpose of this definition only, if any Lender shall have failed to fund its Applicable Commitment Percentage of any Loan, the principal amount of such Lender’s Loans shall be deemed reduced by the amount it so failed to fund for so long as such failure shall continue and such Lender’s Credit Exposure attributable to such failure shall be deemed held by any Lender making more than its Applicable Commitment Percentage of such Loan to the extent it covers such failure.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Responsible Officer” has the meaning assigned to such term in the Intercreditor Agreements.

“Scheduled Principal Payment Amounts” has the meaning assigned to such term in the Intercreditor Agreements.

“Security Agreement” means the security agreement dated the date hereof among the Borrowers, the Administrative Agent, the Collateral Agent, the Operating Bank, and the additional grantors referred to therein in the form of Exhibit K to this Agreement.

“Security Documents” has the meaning assigned to such term in the Intercreditor Agreements.

“Sole Bookrunner” has the meaning assigned to such term in the recitals to this Agreement.

“Taxes” has the meaning assigned to such term in the Intercreditor Agreements.

“Term Loan Facility” means the facility described in Article II providing for a Loan to each Borrower by the Lenders in the aggregate principal amount of the Total Credit Commitment.

“Total Credit Commitment” means a principal amount equal to the lower of (i) $713,770,123 and (ii) the sum of the Individual Aircraft Commitment Amounts of all ACS Group Aircraft; provided that if the Closing Date does not occur before May 31, 2008, the Total Credit Commitment shall be reduced by the amount of the Scheduled Principal Payment Amounts payable on the Payment Dates by each of the Borrowers following May 31, 2008.

“Transfer Price” has the meaning assigned to such term in Section 4.7.

“Transferred Interest” has the meaning assigned to such term in Section 4.7.

“Warehouse Intercreditor Agreement” means the limited release and intercreditor agreement, dated the date hereof, among JP Morgan Chase Bank, N.A, as administrative agent and secured party, Constitutional Aircraft Leasing (Ireland) 4 Limited, Aircastle Investment Holdings 2 Limited, ACS Bermuda and the Facility Agent in the form of Exhibit C to this Agreement.

1.2.          Rules of Interpretation.

(a)           All terms used in this Agreement but not defined herein shall have the respective meanings assigned to such terms in the Intercreditor Agreements.

(b)           All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis.

(c)           The headings, subheadings and table of contents used in this Agreement are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

(d)           Except as otherwise expressly provided, references in this Agreement to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to this Agreement.

(e)           All definitions set forth herein shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

(f)           When used in this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

(g)           References to “including” means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

(h)           All dates and times of day specified herein shall refer to such dates and times in New York, New York, unless otherwise specified.

(i)            Any reference to an officer of any Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

(j)            All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Related Documents.

ARTICLE II

THE TERM LOAN FACILITY

2.1.          Loans.  (a) Commitment.  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a single Loan to each Borrower under the Term Loan Facility on the Closing Date in an aggregate principal amount equal to such Lender’s Commitment; provided that if the Closing Date does not occur before June 30, 2008, the obligation of each Lender to make a single Loan in accordance with this Section 2.1 will terminate.  Amounts borrowed and subsequently repaid shall not be available to the Borrowers to re-borrow.

(a)           Procedures.  The Responsible Officer shall on behalf of the Borrowers give the Facility Agent at least three (3) Business Days’ written notice of the Loan prior to 10:30 A.M. (New York City time).  Such notice shall specify the amount equal to the Total Credit Commitment, the date of borrowing and the amount of the Total Credit Commitment corresponding to each Borrower.  Notice of receipt of such Borrowing Notice, together with the amount of each Lender’s portion of a Loan requested thereunder, shall be provided by the Facility Agent to each Lender by facsimile transmission with reasonable promptness, but (provided the Facility Agent shall have received such notice by 10:30 A.M. (New York City time)) not later than 12:00 P.M. (New York City time) on the same day as the Facility Agent’s receipt of such notice.

(i)             Promptly (and, to the extent feasible, not later than 2:00 P.M. (New York City time)) on the date specified for each borrowing under this Section 2.1, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of each Loan to be made by it on such day available by wire transfer to the Facility Agent in the amount of its pro rata share, determined according to such Lender’s Applicable Commitment Percentage of the Loan to be made on such day.  Such wire transfer shall be directed to the Facility Agent at the Principal Office and shall be in Dollars constituting immediately available funds.  The amount so received by the Facility Agent shall, subject to the terms and conditions of this Agreement, be made available to the Applicable Borrower by delivery of the proceeds thereof to the Collections Account.

(ii)            Each Loan will be made initially as a Eurodollar Rate Loan.

2.2.          Payment of Interest.  The Borrowers shall pay interest to the Facility Agent for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender in accordance with Section 3.08 of the Intercreditor Agreements.

2.3.          Payment of Principal.  The principal amount of each Loan shall be due and payable to the Facility Agent for the benefit of each Lender in full in accordance with Section 3.08 of the Intercreditor Agreements.

2.4.          Manner of Payment.  Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to each Loan, shall be made in accordance with Section 2.04 of the Intercreditor Agreements.

2.5.          Deficiency Advances.  No Lender shall be responsible for any default of any other Lender in respect to such other Lender’s obligation to make each Loan hereunder nor shall the Commitment of any Lender hereunder be increased as a result of such default of any other Lender.  Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to any Borrower as herein provided, the Facility Agent may in its discretion and in its capacity as a Lender, but shall not be obligated to, advance all or any portion of such amount or amounts (each, a “deficiency advance”) and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates as if it had originally made such Loan; provided that, (i) such defaulting Lender shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance shall be paid by such Lender and (ii) upon payment to the Facility Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Facility Agent by a Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Facility Agent from the Federal Reserve Bank, then such payment shall be to the Facility Agent as a Lender in full payment of such deficiency advance and such Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by such Borrower thereon.

2.6.          Use of Proceeds.  The proceeds of each Loan made pursuant to the Term Loan Facility hereunder shall be used by the Applicable Borrower to (a) finance the payment of the Individual Aircraft Commitment Amount with respect to certain of the ACS Group Aircraft pursuant to the Purchase Agreements or (b) to fund each Aircraft Purchase Account in an amount equal to the Individual Aircraft Commitment Amount with respect to each other ACS Group Aircraft.

ARTICLE III

[RESERVED]

ARTICLE IV

CHANGE IN CIRCUMSTANCES

4.1.          Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)             shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii)            shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost (other than by reason of a Tax) to such Lender, by an amount that such Lender deems to be material, of continuing or maintaining or funding Eurodollar Rate Loans or to reduce any amount receivable hereunder in respect thereof (other than by reason of any Tax), then, in any such case, the Borrowers shall promptly pay such Lender, within 10 Business Days after delivery of written notice to the Borrowers, any additional amounts necessary to compensate such Lender (on an after-tax basis) for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Facility Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority (including without limitation, implementation of laws, directives, requirements or guidelines arising out of the paper entitled “International Convergence of Capital Measurement and Capital Standards, A Revised Framework” issued by the Bank of International Settlement on 26 June 2004) made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Facility Agent) of a written request therefor, the Borrowers shall pay to such

Lender such additional amount or amounts as will compensate such Lender or such corporation (on an after-tax basis) for such reduction within 10 Business Days after the delivery of such written request.

(c)           Each Lender shall promptly notify each of the Borrowers and the Facility Agent of any event of which it has knowledge occurring after the date hereof, which will entitle a Lender to compensation pursuant to this Section 4.1, and such Lender shall, upon written request by any Borrower, designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to it.  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Facility Agent) shall be conclusive in the absence of manifest error; provided that any determination and allocations by such Lender of the effect of any change in a Requirement of Law are made on a reasonable basis.  Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than three months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.2.          Limitation on Types of Loans.  If on or prior to the first day of any Interest Period for any Eurodollar Rate Loan:

(a)          the Facility Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)          the Required Lenders determine (which determination shall be conclusive) and notify the Facility Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Rate Loans for such Interest Period;

then the Facility Agent shall give the Borrowers prompt notice thereof and the Borrowers shall, jointly and severally, on the last day(s) of the then current Interest Period(s) for the outstanding Loans, either prepay such Loans or convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

4.3.          Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to maintain Eurodollar Rate Loans hereunder, then such Lender shall promptly notify the Borrowers thereof and such Lender’s obligation to continue Eurodollar Rate Loans shall be suspended until such time as such Lender may maintain Eurodollar Rate Loans (in which case the provisions of Section 4.4 shall be applicable).

4.4.          Treatment of Affected Loans.  If the obligation of any Lender to continue a Eurodollar Rate Loan shall be suspended pursuant to Section 4.3 hereof (such Loans being herein called “Affected Loans”), such Lender’s Affected Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to the Borrowers with a copy to the Facility Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.3 hereof that gave rise to such conversion no longer exist:

(a)          to the extent that such Lender’s Affected Loans have been so converted to Base Rate Loans, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and

(b)          all Loans that would otherwise be continued by such Lender shall be continued instead as Base Rate Loans.

If such Lender gives notice to the Borrowers (with a copy to the Facility Agent) that the circumstances specified in Section 4.3 hereof that gave rise to the conversion of such Lender’s Affected Loans pursuant to this Section 4.4 no longer exist (which such Lender agrees to do promptly upon such circumstances, ceasing to exist) at a time when Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted into Eurodollar Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans and by such Lender are held pro rata (as to principal amounts and Interest Periods) in accordance with their respective Commitments.

4.5.          Compensation.  Upon the request of any Lender, the Borrowers shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense incurred by it as a result of:

(a)          any payment, prepayment, or conversion to Base Rate Loan of a Eurodollar Rate Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 4.02 of any Intercreditor Agreement) on a date other than the last day of the Interest Period for such Loan; or

(b)          any failure by any Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article V to be satisfied) to borrow, continue, or prepay a Eurodollar Rate Loan on the date for such borrowing, conversion or prepayment specified in the relevant notice of borrowing, prepayment or continuation under this Agreement.

4.6.          Taxes.

(a)           Any and all payments by any Borrower to or for the account of any Lender or the Facility Agent hereunder or under any other Related Document shall be made free and clear of and without deduction or withholding for any and all Taxes, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of each Lender and the Facility Agent, Taxes imposed on its net income or receipts, capital, net worth or items of tax preference and franchise, doing business and similar Taxes (imposed on it in lieu of net income taxes), imposed on such Lender or Facility Agent that would not have been imposed but for a present or former connection between the Facility Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Facility Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Related Document).  If any such non-excluded Taxes (“Indemnified Taxes”) or Other Taxes (as defined below) are required to be withheld after the date hereof from or in respect of any sum payable under this Agreement or any other Related Document to any Lender or the Facility Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) such Lender or the Facility Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Borrower shall furnish to the Facility Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably acceptable to such Lender or the Facility Agent; provided, however, that the Borrowers shall not be required to increase such amounts payable to any Lender, or to provide indemnification under paragraph (c) of this Section 4.6, with respect to any Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of, or breach of a representation contained in, paragraph (d) or (e) of this Section (unless such failure or breach is due to a change in treaty, law or resolutions (or interpretation thereof)) occurring after the date that such a Lender first becomes a party to this Agreement) or (ii) that are United States or Irish withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Taxes pursuant to this paragraph.

(b)           In addition, the Borrowers agree, jointly and severally, to timely pay any and all present or future stamp or documentary taxes which arise from the execution or delivery of this Agreement or any other Related Document or the provision of the security interest in any Collateral required hereunder (hereinafter referred to as “Other Taxes”).

(c)           The Borrowers agree, jointly and severally, to indemnify each Lender and the Facility Agent for the full amount of Indemnified Taxes and Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid by such Lender or the Facility Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d)           Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by any Borrower or the Facility Agent (but only so long as legally able to do so), shall provide the Borrowers and the Facility Agent with (i) a complete and properly executed Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (including all required accompanying information), as appropriate, or any successor form prescribed by the Internal Revenue Service (including a United States taxpayer identification number), certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest, certifying that the Lender is eligible for the “portfolio interest exemption” or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service.  In addition, each Lender and the Facility Agent agrees that it will (i) take all actions reasonably requested by a Borrower in writing that are consistent with applicable legal and regulatory restrictions to claim any available reductions or exemptions from Indemnified Taxes or Other Taxes  and (ii) otherwise cooperate with the Borrowers to minimize any amounts payable by the Borrowers under this Section 4.6; provided, however, that in each case, any out-of-pocket cost relating to such action or cooperation requested by a Borrower shall be borne by such Borrower and no Lender shall be required to take any action that it determines in its sole good faith discretion, may be adverse in any non-de minimis respect to it and not indemnified to its satisfaction.  Each Lender listed on the signature page hereto represents that it is a Qualifying Lender as of the Closing Date and each Payment Date thereafter and each Lender and assignee represents that any Person to whom it sells as participation in all or a portion of its rights under this Agreement is a Qualifying Lender as of the date of such sale and on each Payment Date thereafter, and each assignee represents that it is a Qualifying Lender as of the date such party becomes an assignee and on each Payment Date thereafter, unless a Lender, assignee or participant is precluded from being a Qualifying Lender by reason of a change in treaty, law or resolution (or interpretation thereof) occurring, in the case of a Lender listed on the signature page hereto, after the Closing Date, or in the case of an assignee or participant, after the effective date of the assignment or sale of the participation.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Facility Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)            If any Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g)           Within thirty (30) days after the date of any payment of Taxes, the applicable Borrower shall furnish to the Facility Agent the original or a certified copy of a receipt evidencing such payment or otherwise evidence of such payment as is reasonably acceptable to the Facility Agent.

(h)            If the Facility Agent or any Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 4.6, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 4.6 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any net increase in Taxes imposed on such Person by reason of such refund and the payment by such Person pursuant to this sentence) of the Facility Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Facility Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Facility Agent or such Lender in the event the Facility Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Facility Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(i)            Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of each Borrower contained in this Section 4.6 shall survive the payment in full of the Loans.

4.7.          Directed Sale.  If a Lender requests payment or indemnification pursuant to Sections 4.1, 4.4, 4.5, 4.6 of this Agreement, or if the Reserve Requirement for any Lender at anytime is greater than 0, the Borrower may require, within 75 days from such Lender’s request, that such Lender (the “Replaced Lender”) transfer its Loan and all of its other rights and obligations under this Agreement and each of the other Related Documents (collectively, the “Transferred Interest”) to one or more transferees which satisfies the conditions of a Qualifying Lender at a price equal to the Transfer Price (as defined below), such transferee(s) to be identified by the Borrower in a notice (the “Replacement Notice”) to the Replaced Lender specifying the date on which such transfer is requested to occur, the name(s) of the transferee(s) to which its Transferred Interest is to be transferred and the portion thereof to be transferred to each, which notice shall be given not less than 10 Business Days prior to the date on which such transfer is to occur.  On the date of the requested transfer (i) the Replaced Lender shall sell, assign and transfer to the transferee(s), without recourse, representation or warranty (other than as to title and the absence of any Encumbrance in the Transferred Interest created by or through the Replaced Lender), and the transferee(s) shall acquire and assume from the Replaced Lender, all of its Transferred Interest by executing and delivering an Assignment and Acceptance and surrendering the Notes represented by such Transferred Interest (if any) and (ii) the transferee(s) shall pay to the Replaced Lender an amount equal to the aggregate outstanding amount of the Loan held by the Replaced Lender, plus accrued interest owing to the Replaced Lender in respect of its Loan plus any LIBOR Break Costs and all other amounts then due and owing to the Replaced Lender under this Agreement and each of the other Related Documents in respect of the Transferred Interest, as if the relevant Loans were being prepaid in full on such date (the “Transfer Price”), whereupon the transferee(s) shall each become a “Lender” for all purposes of this Agreement and the other Related Documents.

ARTICLE V

CONDITIONS TO MAKING LOANS

5.1.          Conditions of Making Loans.  The obligation of the Lenders to make the Loans hereunder is subject to the prior or concurrent satisfaction or waiver of each of the following conditions precedent set forth in this Article V:

(a)          the Facility Agent shall have received, as of the Closing Date, in form and substance satisfactory to the Facility Agent and Lenders, the following:

(i)             executed originals of each of: each Purchase Agreement, the Security Agreement and the other applicable Security Documents, the Liquidity Facility, the Intercreditor Agreements, the Irish Aircastle Guarantee, the Bermuda Aircastle Guarantee, the Letter Agreement, the Warehouse Intercreditor Agreement, the Remarketing Servicing Agreements, the Administrative Agency Agreement and the other Related Documents to be entered into on or prior to the Closing Date, together with all schedules and exhibits thereto;

(ii)            the favorable written opinion or opinions with respect to the Related Documents and the transactions contemplated thereby of special counsel to the ACS Group Members dated the Closing Date (including opinions of New York and Bermuda counsel and Irish counsel), addressed to the Facility Agent (on behalf of itself and the Lenders), in form and substance reasonably satisfactory to special counsel to the Facility Agent, of the following written opinions: (a) Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Borrowers, the ACS Group Members and Aircastle Advisor LLC in the form of Exhibit O-1; (b) KPMG as to certain Irish tax matters in the form of Exhibit O-2; (c) A&L Goodbody, including certain bankruptcy matters (non-consolidation and true sale opinion) and stamp duty, as Irish counsel to the Borrower in the form of Exhibit O-3; (d) Conyers Dill & Pearman, as Bermuda counsel to ACS Bermuda in the form of Exhibit O-4; (f) Conyers Dill & Pearman as to certain bankruptcy matters (non-consolidation and true sale opinion), as Bermuda counsel to ACS Bermuda in the form of Exhibit O-5; (g) Daugherty, Fowler, Peregrin, Haught & Jenson, as Federal Aviation Administration counsel to the Borrowers, to the extent that any ACS Group Aircraft registered in the United States shall have been transferred as of the Closing Date in the form of Exhibit O-6; (h) Morris, James, Hitchens & Williams, as special Delaware counsel to the Borrowers in the form of Exhibit O-7; (i) Advokatfirman Hammarskiold & Co, as special Swedish counsel to the Borrowers in the form of Exhibit O-8 to the extent that any ACS Group Member transferred as of the Closing Date is an entity organized under the laws of Sweden; (j) Ray, Quinney & Nebeker, special Utah counsel to the Borrowers in form of Exhibit O-9 to the extent that any ACS Group Member transferred as of the Closing Date is a Utah trust; and (k) legal opinions pursuant to Section 13.3 of the Purchase Agreements in form and substance reasonable satisfactory to the Facility Agent (other than with respect to ACS Group Aircraft not Delivered on the Closing Date).

(iii)            resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each ACS Group Member (except in the case of a ACS Group Member that is a trust or is not executing any Security Document or Related Documents on the Closing Date), certified by its managing member, secretary or assistant secretary as of the Closing Date, approving and adopting the Related Documents to be executed by such Person, and authorizing the execution and delivery thereof;

(iv)           specimen signatures of officers of each ACS Group Member executing the Related Documents on behalf of such party, certified by a Responsible Officer of such party (other than ACS Group Members not executing any Security Document or Related Document on the Closing Date);

(v)            the Organizational Documents of each ACS Group Member (other than ACS Group Members not executing any Security Document or Related Document on the Closing Date) certified as of a recent date by the Secretary of State or comparable official of its jurisdiction of organization;

(vi)           certificates issued as of a recent date by the Secretaries of State or comparable officials of the respective jurisdictions of formation of each of the ACS Group Members (other than trusts and ACS Group Members not executing any Security Document or Related Document on the Closing Date) as to the due existence and good standing (where applicable) of such Person;

(vii)           the delivery by the Borrowers of all stock certificates and other certificates, if any, evidencing ownership of any Pledged Beneficial Interests or Pledged Shares (other than Pledged Beneficial Interests or Pledged Shares of ACS Group Members owning ACS Group Aircraft not Delivered on the Closing Date), accompanied in each case by duly executed stock or transfer powers (or other appropriate transfer documents) in blank affixed thereto;

(viii)          the delivery by the Borrowers of “control agreements” that have been executed by the respective issuers (and consented to by the respective ACS Group Members) with respect to any uncertificated Pledged Beneficial Interests and Pledged Shares (other than Pledged Aircraft Interests on ACS Group Aircraft not Delivered on the Closing Date);

(ix)           evidence that any fees payable by any ACS Group Member on the Closing Date to the Facility Agent and the Lenders have been paid in full;

(x)            certificates of insurance from qualified brokers of aircraft insurance or other evidence satisfactory to the Facility Agent, evidencing all insurance required by the Related Documents in respect of ACS Group Aircraft to be Delivered on the Closing Date;

(xi)           a Borrowing Notice;

(xii)           Uniform Commercial Code financing statements appropriate for filing in all places required by applicable law to perfect the Encumbrances of the Facility Agent under the Security Documents as a first priority Encumbrance as to items of Collateral (other than Encumbrances on ACS Group Aircraft not Delivered on the Closing Date), and such other documents and/or evidence of other actions as may be necessary under applicable law to perfect the Encumbrances of the Facility Agent under the Security Documents as a first priority Encumbrance in and to such other Collateral as the Facility Agent may require (subject to the limitations set forth in the Security Agreement);

(xiii)           the Borrowers shall have provide the Facility Agent all theinformation required pursuant to Section 8.17 hereof;

(b)          at the time of (and after giving effect to) each Loan, no Bankruptcy Default or Event of Default shall have occurred and be continuing;

(c)          in the good faith judgment of the Facility Agent and the Lenders, the ACS Group Members shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B)  any agreement, document or instrument to which any of the ACS Group Members is a party or by which any of them or their properties is bound.

(d)          the representations and warranties of the ACS Group Members set forth in each of the Related Documents shall be true and correct in all material respects on and as of the Closing Date;

(e)          no Material Adverse Change has occurred;

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants with respect to itself and each of the ACS Group Members (which representations and warranties shall survive the delivery of the documents mentioned herein and in the Related Documents and the making of the Loans), the representations and warranties contained in Section 5.01 of the Intercreditor Agreements.

ARTICLE VII

THE FACILITY AGENT

7.1.          Appointment, Powers, and Immunities.  Each Lender hereby irrevocably appoints and authorizes the Facility Agent to act as its Facility Agent under this Agreement and the other Related Documents, as “Mortgagee”, or Collateral Agent under each Security

Agreement (references in this Article VII to the term “Facility Agent” being deemed to include as well such other capacities), with such powers and discretion as are specifically delegated to the Facility Agent by the terms of this Agreement and the other Related Documents, together with such other powers as are reasonably incidental thereto. The Facility Agent (which term as used in this sentence and in Section 7.5 and the first sentence of Section 7.6 hereof shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and Facility Agents):

(a)          shall not have any duties or responsibilities except those expressly set forth in the Related Documents and shall not be a trustee or fiduciary for any Lender;

(b)          shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Related Document or any certificate or other document referred to or provided for in, or received by any of them under, any Related Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Related Document, or any other document referred to or provided for therein or for any failure by any ACS Group Member or any other Person to perform any of its obligations thereunder;

(c)          shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any ACS Group Member or the satisfaction of any condition or to inspect the property (including the books and records) of any ACS Group Member or any of its Subsidiaries or Affiliates;

(d)          shall not be required to initiate or conduct any litigation or collection proceedings under any Related Document; and

(e)          shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Related Document, except for its own gross negligence or willful misconduct.

The Facility Agent may employ Facility Agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such Facility Agents or attorneys-in-fact selected by it with reasonable care.

7.2.          Reliance by Facility Agent.  The Facility Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or facsimile) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any ACS Group Member), independent accountants, and other experts selected by the Facility Agent.  As to any matters not expressly provided for by the Related Documents, the Facility Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Facility Agent shall not be required to take any action that exposes the Facility Agent to personal liability or that is contrary to any Related Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

7.3.          Defaults.  The Facility Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Facility Agent has received written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that the Facility Agent receives such a notice of the occurrence of a Default or Event of Default, the Facility Agent shall give prompt notice thereof to the Lenders.  The Facility Agent shall (subject to Section 7.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Facility Agent shall have received such directions, the Facility Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

7.4.          Rights as Lender.  With respect to its Commitment and the Loans made by it, Calyon (and any successor acting as Facility Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Facility Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Facility Agent in its individual capacity.  The Facility Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any ACS Group Member or any of its Affiliates as if it were not acting as Facility Agent, and Calyon (and any successor acting as Facility Agent) and its Affiliates may accept fees and other consideration from any ACS Group Member or any of its or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

7.5.          Indemnification.  The Lenders agree to indemnify the Facility Agent (to the extent not reimbursed under Section 8.9 hereof, but without limiting the obligations of any Borrower under such Section) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Facility Agent (including by any Lender) in any way relating to or arising out of any Related Document or the transactions contemplated thereby or any action taken or omitted by the Facility Agent under any Related Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified.  Without limitation of the foregoing, each Lender agrees to reimburse the Facility Agent promptly upon demand for its ratable share of any costs or expenses payable by any Borrower under Section 8.5, to the extent that the Facility Agent is not promptly reimbursed for such costs and expenses by any Borrower.  The agreements contained in this Section 7.5 shall survive payment in full of the Loans and all other amounts payable under this Agreement.

7.6.          Non-Reliance on Facility Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Facility Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the ACS Group Members and decision to enter into this Agreement and that it will, independently and without reliance upon the Facility Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Related Documents.  Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Facility Agent hereunder, the Facility Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any ACS Group Member or any of its Subsidiaries or Affiliates that may come into the possession of the Facility Agent or any of its Affiliates.

7.7.          Resignation of Facility Agent.  The Facility Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Facility Agent in consultation with the Borrowers.  If no successor Facility Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Facility Agent’s giving of notice of resignation, then the retiring Facility Agent may, on behalf of the Lenders, appoint a successor Facility Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Facility Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Facility Agent, and the retiring Facility Agent shall be discharged from its duties and obligations hereunder.  After any retiring Facility Agent’s resignation hereunder as Facility Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Facility Agent.

7.8.          Fees.  The Borrowers agree to pay to the Facility Agent, for its individual account, a Facility Agent’s fee as from time to time agreed to by any Borrower and the Facility Agent in writing.

ARTICLE VIII

MISCELLANEOUS

8.1.          Assignments and Participations.  i)  Each Lender may assign to one or more Qualifying Lenders who are not a Competitor (and does not have direct or indirect subsidiaries who are a Competitor) of Aircastle Limited all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and its Commitment); provided, however, that

(i)           except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided that no minimum shall apply if an Event of Default has occurred and is continuing at the time of such partial assignment;

(ii)          each such assignment by a Lender shall be of a constant, and not varying,

percentage of all of its rights and obligations under this Agreement; and

(iii)         the parties to such assignment shall execute and deliver to the Facility Agent for its acceptance an Assignment and Acceptance in the form of Exhibit B hereto, together with a processing fee of $3,000 (which amount shall not be payable by any Borrower); and

(iv)         none of the Borrowers shall incur any greater expense or liabilities (including, without limitation, indemnities, increased costs and Indemnified Taxes) than it would have incurred had such assignment not taken place; provided that the foregoing limitation shall not apply if (a) such assignment occurs on or prior to September 30, 2008, (b) the assignor is one of the four initial Lenders under this Credit Agreement and (c) the assignee is a Qualifying Lender.

 Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement.  If the assignee is a Non-U.S. Lender, it shall deliver to the Borrowers and the Facility Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 4.6.

(b)           The Facility Agent shall maintain at its Principal Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)           Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with payment of the processing fee, the Facility Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(d)           Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitment or its Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) subject to clause (iv) below, the participant shall be entitled to the benefit of the yield protection provisions contained in Article IV and the right of set-off contained in Section 8.3, (iv) none of the Borrowers shall have any greater obligation to a participant than it would have had to such Lender in the absence of the existence of such participant and (v) each Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of any Borrower relating to its Loans and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest or fees are payable on such Loans, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans, releasing all or substantially all of the Collateral).

(e)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Lender from its obligations hereunder.

(f)            Any Lender may furnish any information concerning any Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 8.14.

8.2.          Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be made to the address set forth, and in the manner and with the effect, specified in Section 13.05 of the Intercreditor Agreements.

8.3.          Right of Set-off; Adjustments.

(a)           Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 8.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

(b)           If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the

Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 8.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrowers in the amount of such participation.

8.4.          Survival.  All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of this Agreement and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any Loan hereunder or any Borrower has continuing obligations hereunder unless otherwise provided herein.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of any Borrower which are contained in the Related Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

8.5.          Expenses.  Each Borrower agree to pay on demand (subject, in the case of preparation, execution, delivery and administration costs, to the Fee Letter), all reasonable costs and expenses of the Facility Agent and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Related Documents, subject to any cap that may have otherwise been agreed, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Facility Agent (excluding the cost of internal counsel) with respect thereto and with respect to advising the Facility Agent as to its rights and responsibilities under the Related Documents.  Each Borrower further agree to pay on demand all costs and expenses of the Facility Agent and the Lenders, if any (including, without limitation, reasonable external attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Related Documents and the other documents to be delivered hereunder.  Notwithstanding anything to the contrary in this Section 8.5, the Borrowers shall only be obligated to pay the fees and expenses of one counsel in any jurisdiction on behalf of the Facility Agent, the Joint Lead Arrangers and the Lenders.

8.6.          Amendments and Waivers.  Neither this Agreement, any other Related Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.6.  The Required Lenders and each ACS Group Member to the relevant Related Document may, or, with the written consent of the Required Lenders, the Facility Agent and each ACS Group Member to the relevant Related Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Related Documents for the purpose of adding any provisions to this Agreement or the other Related Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Facility Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Related Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or under any other Related Document (except that any amendment or modification of defined terms used in the financial covenants in any Intercreditor Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 8.6 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of their respective rights and obligations under this Agreement and the other Related Documents, release all or substantially all of the Collateral, in the case of clauses (i) through (iii) without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Article VII without the written consent of the Facility Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the ACS Group Members, the Lenders, the Facility Agent and all future holders of the Loans.  In the case of any waiver, the ACS Group Members, the Lenders and the Facility Agent shall be restored to their former position and rights hereunder and under the other Related Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon;

No notice to or demand on any Borrower in any case shall entitle such Borrower or any other Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein.  No delay or omission on any Lender’s or the Facility Agent’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

8.7.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

8.8.          Return of Funds.  If after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and each Borrower shall be liable to, and shall indemnify and hold the Facility Agent or such Lender harmless for, the amount of such payment surrendered until the Facility Agent or such Lender shall have been finally and irrevocably paid in full.  The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Facility Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Facility Agent or the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

8.9.          Indemnification; Limitation of Liability.

(a)           Each Borrower agrees to indemnify and hold harmless the Facility Agent, Collateral Agent (which term for purposes of this Section 8.9 includes the “Mortgagee”) under each Security Agreement), the Joint Lead Arrangers and each Lender and each of their Affiliates and their respective officers, directors, employees, Facility Agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses  (including, without limitation, reasonable external attorneys’ fees, but excluding principal and accrued interest on any Loan) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Related Documents, any of the transactions contemplated herein, any ACS Group Aircraft, Engine or other Collateral, any possession, performance, transportation, management, sale, ownership, registration, mortgage, charging, control, maintenance, service, repair, design, testing, defect, overhaul, purchase, bearing, use or operation of any ACS Group Aircraft, Engine or other Collateral, or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated in any Related Document, except to the extent that such liability directly results from such Indemnified Party’s gross negligence or willful misconduct.  Each Borrower agrees not to assert any claim against the Facility Agent, the Joint Lead Arrangers, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, Facility Agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Related Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(b)           All payments made under Sections 4.1, .4.4, 4.6 or 8.9(a) shall be paid as Special Indemnity Payments pursuant to the flow of funds set forth in Section 3.08 of the Intercreditor Agreements.

(c)           Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of each Borrower contained in this Section 8.9 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

8.10.        Joint Lead Arrangers.  The Joint Lead Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than the rights to receive reimbursement or payment of costs or expenses incurred by them as provided in Section 8.5 and the right to indemnity under Section 8.9.

8.11.        Severability.  If any provision of this Agreement or the other Related Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

8.12.        Entire Agreement.  This Agreement, together with the other Related Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, and other communications between or among the parties, both oral and written, with respect thereto.

8.13.        Payments.  All principal, interest, and other amounts to be paid by any Borrower under this Agreement and the other Related Documents shall be paid to the Facility Agent at the Principal Office in Dollars and in immediately available funds, without setoff, deduction or counterclaim.  Subject to the definition of “Interest Period” in Annex A, whenever any payment under this Agreement or any other Related Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of interest and fees, as applicable, and as the case may be.

8.14.        Confidentiality.  The Facility Agent and each Lender (each, a “Lending Party”) agrees to keep confidential any information furnished or made available to it by any Borrower or any other ACS Group Member or any Affiliate thereof, pursuant to or in connection with this Agreement or the other Related Documents; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, Facility Agent, or advisor of any Lending Party or Affiliate or any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Related Document, and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee.

8.15.        Governing Law; Waiver of Jury Trial.

(a)           This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance.

(b)           Each of the parties hereto agrees that the United States federal and New York State courts located in The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, submits to the jurisdiction of such courts.  Each of the parties hereto waives any objection which it might now or hereafter have to the United States federal or New York State courts located in The City of New York being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.  Each Borrower agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in The City of New York to Corporation Service Company, with an office on the date hereof at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036 and each of the parties hereby appoints Corporation Service Company, its designee, appointee and Facility Agent to receive, accept and acknowledge for and on its behalf such service of legal process, with the exception of the Facility Agent, Sole Bookrunner, Joint Lead Arrangers and Lenders, who hereby consents to receive any such service of process directly at the address set forth in Section 13.05 of the Intercreditor Agreements. Each party hereto irrevocably consents to service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Relevant Document by mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to such party at its address specified in Section 8.05 of the Intercreditor Agreements.

(c)           The submission to the jurisdiction of the courts referred to in Section 8.15(b) hereof shall not (and shall not be construed so as to) limit the right of the Facility Agent to take proceedings against the Borrowers in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(d)           Each of the parties hereto hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

(f)            IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY RELEVANT DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWERS, THE FACILITY AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

8.16.        Judgment Currency.

(a)           To the extent permitted by applicable law, if for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in United States Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be determined in accordance with Section 8.16(b) hereof on the Business Day preceding that on which final judgment is given.

(b)           To the extent permitted by applicable law, the obligation of each ACS Group Member in respect of any sum due in United States Dollars from it to any Lender or the Facility Agent hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender or the Facility Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Facility Agent (as the case may be) may in accordance with normal banking procedures purchase United States Dollars with such other currency; if the United States Dollars so purchased are less than such sum due to such Lender or the Facility Agent (as the case may be) in United States Dollars, each ACS Group Member agrees, to the extent permitted by applicable law, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Facility Agent (as the case may be) against such loss, and if the United States Dollars so purchased exceed such sum due to any Lender or the Facility Agent (as the case may be) in United States Dollars, such Lender or the Facility Agent (as the case may be) agrees to remit to each such ACS Group Member such excess.

8.17.        USA PATRIOT Act.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

ACS 2008-1 LIMITED

By:
Name:
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By:
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ACS AIRCRAFT FINANCE IRELAND 3 LIMITED

By:
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By:
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Signature Page to Credit Agreement (2008-B)

CALYON NEW YORK BRANCH, as Facility Agent, Joint Lead Arranger and as a Lender

By:
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By:
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HSH NORDBANK AG, NEW YORK BRANCH, as Joint Lead Arranger and as a Lender

By:
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By:
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KfW IPEX-BANK GmbH, as Joint Lead Arranger and as a Lender

By:
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By:
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Signature Page to Credit Agreement (2008-B)

DVB BANK AG, as Joint Lead Arranger and as a Lender

By:
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By:
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 Signature Page to Credit Agreement (2008-B)